Exhibit 23.5

December 20, 2019

Callon Petroleum Company
2000 W. Sam Houston Parkway S., Suite 2000
Houston, Texas 77042

Ladies and Gentlemen:

We hereby consent to the incorporation by reference in the two Registration Statements on Form S-8 of Callon Petroleum Company, each to be filed on or about December 20, 2019, of all references to the name of DeGolyer and MacNaughton, and to the use of our reports for the years ended December 31, 2016, December 31, 2017, and December 31, 2018, in Callon Petroleum Company’s Annual Report on Form 10‑K for the year ended December 31, 2018, filed with the United States Securities and Exchange Commission on February 27, 2019.

Very truly yours,

/s/DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716